                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-2.

                     ORANGE AND ROCKLAND UTILITIES, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-12.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

LOGO

                                                                   March 7, 1997

Dear Shareholder:

      You are cordially invited to attend the Annual Meeting of Common Shareholders of Orange and Rockland Utilities, Inc. to be held in the auditorium of the Company's Operations Center, 390 West Route 59, Spring Valley, New York, on Wednesday, April 9, 1997, at 10:30 AM.

      Detailed information as to the business to be transacted at the meeting is contained in the accompanying Notice of Annual Meeting and Proxy Statement. At the conclusion of the formal meeting, there will be a discussion of the Company's operations by your management team followed by a question and answer period.

      The vote of every shareholder is important. Whether or not you plan to attend the meeting, please fill in, date, sign and return your proxy promptly. Returning your completed proxy will not prevent you from voting in person at the meeting.

      We hope that you will be able to attend the meeting in person. If you plan to attend, please mark the box provided on the enclosed proxy card. Proxy cards for shareholders of record include a detachable admission ticket to the meeting. Please detach the ticket from your proxy card and bring it with you to the meeting.

      As always, we look forward to seeing you at your Annual Meeting.

                                          Sincerely yours,

                                          /s/ H. KENT VANDERHOEF
                                          H. KENT VANDERHOEF
                                          Chairman of the Board of Directors

                      ORANGE AND ROCKLAND UTILITIES, INC.
                              ONE BLUE HILL PLAZA
                          PEARL RIVER, NEW YORK 10965

                            ------------------------

                NOTICE OF ANNUAL MEETING OF COMMON SHAREHOLDERS

TO THE COMMON SHAREHOLDERS:

     You are hereby notified that the Annual Meeting of Common Shareholders of Orange and Rockland Utilities, Inc. will be held at the Company's Operations Center located at 390 West Route 59, Spring Valley, New York, on Wednesday, April 9, 1997, at 10:30 A.M. for the purposes set forth below:

     1. To elect five Directors.

     2. To authorize the appointment of the firm of Arthur Andersen LLP as independent public accountants for the year 1997.

     3. To act on such other matters as may properly come before the meeting or any adjournments thereof.

     The enclosed form of proxy has been prepared at the direction of the Board of Directors of the Company and is sent to you at its request. The persons named in said proxy have been designated by the Board of Directors.

IF YOU DO NOT EXPECT TO BE PRESENT PERSONALLY AND YOU WISH YOUR SHARES VOTED AT THE MEETING, PLEASE SIGN, DATE AND RETURN THE PROXY BY MAIL IN THE POSTAGE-PAID ENVELOPE SENT YOU HEREWITH FOR THAT PURPOSE. IF YOU LATER FIND THAT YOU CAN BE PRESENT OR FOR ANY OTHER REASON DESIRE TO REVOKE OR CHANGE YOUR PROXY, YOU MAY DO SO AT ANY TIME BEFORE IT IS VOTED.

     The Board of Directors has fixed the close of business on February 28, 1997 as the time when shareholders entitled to notice of and to vote at such meeting shall be determined and all persons who are holders of record of Common Stock at such time, and no others, shall be entitled to notice of and to vote at such meeting and any adjournments thereof.

                                          By Order of the Board of Directors,

                                          H. KENT VANDERHOEF
                                          Chairman of the Board of Directors

                                          G. D. CALIENDO
                                          Senior Vice President, General Counsel
                                            and Secretary

March 7, 1997

                      ORANGE AND ROCKLAND UTILITIES, INC.
                              ONE BLUE HILL PLAZA
                          PEARL RIVER, NEW YORK 10965

                                                                   March 7, 1997

                                PROXY STATEMENT

              ANNUAL MEETING OF COMMON SHAREHOLDERS, APRIL 9, 1997

     This proxy statement is furnished in connection with the solicitation by the Board of Directors of proxies in the accompanying form for use at the 1997 Annual Meeting of Common Shareholders of Orange and Rockland Utilities, Inc. ("Company") and any and all adjournments thereof. Each proxy may be revoked at any time before its exercise. Every properly signed proxy will be voted unless previously revoked. A shareholder may revoke his proxy at any time before it is voted by filing with the Company a written revocation or a duly executed proxy bearing a later date. A shareholder attending the meeting in person may revoke his proxy and vote in person if he desires to do so, but attendance at the meeting will not itself revoke his proxy. Every properly signed proxy will be voted (or not voted) in accordance with the shareholder's specifications thereon and will be voted for the election as Directors of each of the five nominees named below for a term expiring at the specified Annual Meeting and for all other proposals of the Board of Directors if no instructions are indicated. The Board of Directors does not intend to bring before the meeting any matter other than as indicated herein. Should any matter other than as indicated herein properly come before the meeting for a vote (including any proposed adjournment), the persons designated as proxies will vote thereon in accordance with their best judgment.

     The annual report of the Company for the year 1996 containing financial statements, which is not a part of this proxy statement, was mailed to shareholders commencing February 21, 1997.

     The voting securities of the Company issued and outstanding on February 28, 1997 consisted of 13,654,123 shares of Common Stock, par value $5 per share ("Common Stock"), entitling the holders thereof to one vote per share. Holders of Common Stock of record at the close of business on that date are entitled to notice of and to vote at the Annual Meeting and any adjournments thereof.

     IF A SHAREHOLDER PARTICIPATES IN A DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN, ANY PROXY GIVEN BY SUCH SHAREHOLDER WILL ALSO GOVERN THE VOTING OF ALL FULL SHARES OF COMMON STOCK HELD FOR THE SHAREHOLDER'S ACCOUNT UNDER SUCH PLAN, UNLESS CONTRARY INSTRUCTIONS ARE RECEIVED.

     A majority of the votes entitled to be cast at the Annual Meeting constitutes a quorum. Abstentions, votes withheld from Director nominees and broker non-votes will be included in determining whether a quorum is present.

     The election of Director nominees requires a plurality of the votes cast at the Annual Meeting. The affirmative vote of a majority of the votes cast at the Annual Meeting will be required for approval of Proposal 2 and all other matters to be voted upon. Abstentions, votes withheld from Director nominees and broker non-votes will generally not be included in determining the number of votes cast on a matter.

                            1. ELECTION OF DIRECTORS

     Under the Company's Certificate of Incorporation and By-Laws, the members of the Board of Directors are classified into three classes, one of which is elected at each annual meeting of common shareholders to hold office for a three-year term until successors of such class are elected and qualified. There are currently eleven Directors. At the 1997 Annual Meeting, five Directors are to be elected, four of whom shall be members of the class of 2000 and one of whom shall be a member of the class of 1998.

     The Board of Directors has designated Robert E. Mulcahy III as a nominee for a one-year term expiring at the 1998 Annual Meeting of Shareholders and J. Fletcher Creamer, Jon F. Hanson, Kenneth D. McPherson and Linda C. Taliaferro as nominees for election as Directors for three-year terms expiring at the 2000 Annual Meeting of Shareholders. All nominees are presently Directors of the Company. Mr. Mulcahy was elected to the Board of Directors on January 9, 1997 to fill a newly-created directorship. Mr. Creamer, Mr. McPherson and Ms. Taliaferro were each elected as members of the class of 1997 at the 1994 annual meeting. Mr. Hanson was elected as a member of the class of 1997 at the 1996 annual meeting.

     The persons named in the enclosed form of proxy, or their substitutes, will vote, unless otherwise specified, shares represented by executed proxies for the election as Directors of each of the five nominees. In the event that, due to unforeseen circumstances, any nominee is unable to serve, the persons named in the form of proxy, or their substitutes, may vote in their discretion for a substituted nominee. The Board of Directors has no reason to believe that any nominee will be unable to serve.

     Shown below as to each nominee and each Director continuing in office is the person's age as of February 1, 1997, period of service as a Director of the Company, membership on committees of the Board of Directors of the Company, as applicable, and a brief biography, including business experience for at least five years.

NOMINEES FOR ELECTION AS DIRECTORS

ONE-YEAR TERM EXPIRING IN 1998

Photo of Robert E.       ROBERT E. MULCAHY III, AGE 60, DIRECTOR SINCE JANUARY 1997
      Mulcahy            President and Chief Executive Officer, New Jersey Sports and
                         Exposition Authority, East Rutherford, New Jersey, a competitive sports and entertainment management organization, since 1979.
                         Director, First Morris Bank and Wickes Lumber Company.
                         Member, Board of Directors of The National Football Foundation and
                         College Hall of Fame, Inc. Chairman, Thoroughbred Racing
                         Communications.
                         Chairman, Board of Governors, Cathedral Healthcare System, Newark,
                         New Jersey. Member, Board of Trustees, Delbarton School.

THREE-YEAR TERM EXPIRING IN 2000

    Photo of J.          J. FLETCHER CREAMER, AGE 70, DIRECTOR SINCE 1987
  Fletcher Creamer       Chairman of the Board of Directors, J. Fletcher Creamer & Son, Inc.,
                         Hackensack, New Jersey, a construction company, since 1982.
                         Director, Commerce Bank/North.
                         Trustee and Member of the Board of Governors, Hackensack University
                         Medical Center and 200 Club of Bergen County. Director, Commerce and
                         Industry Association of Northern New Jersey and the New Jersey
                         Alliance for Action.
                         Member, Compensation Committee.

                         JON F. HANSON, AGE 60, DIRECTOR SINCE 1995
  Photo of Jon F.        Chairman, Hampshire Management Company, Hackensack, New Jersey, a
      Hanson             real estate investment and management firm, since 1976.
                         Director, Prudential Insurance Company of America, United Water
                         Resources, Inc. and Neuman Distributors, Inc.
                         Trustee, Prudential Foundation. Member of the Board of Governors,
                         Hackensack University Medical Center. Chairman, The National Football
                         Foundation and College Hall of Fame, Inc.
                         Member, Audit Committee.
Photo of Kenneth D.      KENNETH D. MCPHERSON, AGE 62, DIRECTOR SINCE 1993
     McPherson           Senior Partner, Waters, McPherson, McNeill, P.C., Secaucus, New
                         Jersey, a law firm, since 1963.
                         Director, Rockland Electric Company ("Rockland Electric"), a utility subsidiary of the Company, since 1995.
                         Commissioner, Port Authority of New York and New Jersey, 1981-1983.
                         Member, Hudson County Bar Association, New Jersey State Bar
                         Association and American Bar Association.
                         Member, Compensation Committee.
 Photo of Linda C.       LINDA C. TALIAFERRO, AGE 49, DIRECTOR SINCE 1990
    Taliaferro           Member, Taliaferro & Associates, Harrisburg and Philadelphia,
                         Pennsylvania, established in 1991.
                         Ms. Taliaferro was a partner in the law firm of Reed Smith Shaw &
                         McClay, Harrisburg, Pennsylvania from 1988 to 1991.
                         Ms. Taliaferro was a Commissioner of the Pennsylvania Public
                         Utilities Commission from 1979 until 1988, and served as its Chair from 1983 until 1987.
                         Director, Pike County Light & Power Company ("Pike"), a utility subsidiary of the Company, since 1995.
                         Member, American Bar Association, National Bar Association, American
                         Association of Blacks in Energy and the Urban League of Washington,
                         DC, 1992-1995.
                         Director, Resources of the Future, Washington, DC. Advisor,
                         Interfaith Coalition on Energy of Philadelphia.
                         Member, Audit Committee.

MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE

TERM EXPIRING IN 1998

 Photo of James F.       JAMES F. O'GRADY, JR., AGE 69, DIRECTOR SINCE 1980
   O'Grady, Jr.          President, O'Grady and Associates, Goshen, New York, a media brokerage and consulting firm, founded in 1986.
                         President, International Communications Management Corp., a
                         consulting and television and radio program production and syndication firm, since 1996. Vice President, Allcom Marketing Corp.,
                         Goshen, New York, from 1987 until 1996. Director, SFX Broadcasting,
                         Inc., Video for Broadcast, Inc. and The Insurance Broadcast System,
                         Inc.
                         Mr. O'Grady, an attorney, has been Of Counsel to the law firm of
                         Cahill & Cahill, Brooklyn, New York, since 1986.
                         Honorary Director, Horton Memorial Hospital. Member, Communication
                         Arts Advisory Council of St. John's University.
                         Chairman, Compensation Committee and Member, Executive Committee.
 Photo of D. Louis       D. LOUIS PEOPLES, AGE 56, DIRECTOR SINCE 1994
      Peoples            Vice Chairman of the Board of Directors and Chief Executive Officer
                         of the Company, Pearl River, New York, and of Rockland Electric and
                         Pike since 1994.
                         Mr. Peoples was Executive Vice President and a member of the Board of
                         Directors of Madison Gas and Electric Company, Madison, Wisconsin, an
                         investor-owned electric and gas utility, from 1992 to 1993. He was
                         Senior Vice President of RCG/Hagler, Bailly, Inc., San Francisco,
                         California, a management consulting firm specializing in energy and environmental affairs, from 1991 to 1992.
                         Chairman, New York Power Pool. Director, The Energy Association of
                         New York State, Empire State Electric Energy Research Corporation,
                         New Jersey Utilities Association, Edison Electric Institute, Rockland
                         Economic Development Corporation, Boy Scouts of America--Hudson
                         Valley Council and The Boyd Foundation.
                         Member, Executive Committee.
 Photo of H. Kent        H. KENT VANDERHOEF, AGE 74, DIRECTOR SINCE 1976
    Vanderhoef           Chairman of the Board of Directors of the Company, Pearl River, New
                         York, and of Rockland Electric and Pike since 1994.
                         Mr. Vanderhoef was acting Chairman of the Board of Directors of the
                         Company from October 1993 to July 1994.
                         Chairman, Executive Committee and Member, Compensation Committee.

TERM EXPIRING IN 1999

 Photo of Ralph M.       RALPH M. BARUCH, AGE 73, DIRECTOR SINCE 1983
      Baruch             Consultant to Viacom International, Inc. ("Viacom"), New York, New
                         York, a diversified communications and entertainment company, since
                         1987.
                         Mr. Baruch was President of Ralph M. Baruch, Inc., a communications consulting firm, from 1987 to 1992.
                         Mr. Baruch was the founder of Viacom and served as Viacom's Chief
                         Executive Officer from 1971 to 1983 and its Chairman of the Board of
                         Directors from 1983 to 1987. Mr. Baruch was a Senior Fellow, Gannett
                         Center for Media Studies at Columbia University from 1987 until 1988.
                         Director, General Wireless Inc. and Visendus Inc.
                         Trustee, Carnegie Hall, Lenox Hill Hospital and National Academy of
                         Cable Programming. Fellow, International Council of the National
                         Academy of Television Arts and Sciences.
                         Member, Compensation Committee and Executive Committee.
Photo of Michael J.      MICHAEL J. DEL GIUDICE, AGE 54, DIRECTOR SINCE 1988
    Del Giudice          Managing Director, Millennium Capital Markets, LLC, New York, New
                         York, an investment banking firm, since 1996.
                         Mr. Del Giudice was a Managing Director and Partner of Lazard Freres
                         & Co., LLC, New York, New York, an investment banking firm, from 1985 to 1996, and Senior Vice President of Shearson Loeb Rhoades & Co.
                         from 1981 to 1983.
                         Chairman, Governor's Committee on Scholastic Achievement. Member,
                         Advisory Task Force on State University of New York.
                         Mr. Del Giudice was Chief of Staff to the Governor of New York from
                         1983 to 1985, Director of State Operations from 1979 to 1981, and
                         Chief of Staff to the New York Assembly Speaker from 1975 to 1979.
                         Chairman, Audit Committee and Member, Executive Committee.
 Photo of Frederic       FREDERIC V. SALERNO, AGE 53, DIRECTOR SINCE 1995
     V. Salerno          Vice Chairman-CFO/Business Development and a member of the Board of
                         Directors of NYNEX Corporation, New York, New York, a
                         telecommunications company, since 1991. President and Chief Executive
                         Officer of New York Telephone Company from 1987 to 1991.
                         Director, Avnet Inc., The Bear Stearns Companies Inc., Viacom Inc.,
                         Avenor Inc., Telecom Asia Corp. and Orient Telephone and Telegraph.
                         Chairman of the Board of Directors, Bell Atlantic NYNEX Mobile.
                         Trustee, Inner-City Scholarship Fund.
                         Member, Audit Committee.

MEETINGS AND COMMITTEES OF THE BOARD

     During 1996 the Board of Directors held 13 meetings. In addition, the following Committees of the Board of Directors held the following meetings: the Audit Committee held 6 meetings; the Compensation Committee held 11 meetings; and the Executive Committee held 7 meetings. During 1996, no Director attended less than 87% of the meetings of the Board of Directors and its committees. The average aggregate attendance of Directors at Board and committee meetings was over 96%.

     The Audit Committee, composed of outside Directors, assists the Board of Directors in fulfilling its oversight responsibilities by reviewing the financial information to be provided to shareholders and others, the systems of internal controls which management and the Board of Directors have established, and the audit process. The Audit Committee is also responsible for oversight of the Company's ethics program.

     The Compensation Committee, also composed of outside Directors, reviews and recommends to the Board of Directors compensation levels of all Company executive officers and designates participants, establishes award opportunities and approves incentive awards to participants under the Company's performance incentive program (as described below).

     The Executive Committee of the Board of Directors serves as the principal body on corporate responsibility and governance. The Executive Committee also acts as the Nominating Committee. It evaluates candidates for nomination to the Board of Directors and aids in attracting qualified candidates. The Executive Committee will consider the names of qualified persons recommended in writing by shareholders. Shareholders wishing to recommend a candidate to the Executive Committee of the Board of Directors for nomination to the Board of Directors should submit the name, qualifications and a written consent of the candidate to the Secretary of the Company, G. D. Caliendo. Such submissions will be accepted at any time and will be considered when vacancies occur.

COMPENSATION OF DIRECTORS

     Directors who are not current or former officers of the Company or its subsidiaries each are paid an annual retainer of $20,000 and a fee of $900 for each meeting of the Board of Directors such Director attends, except that the Chairman of the Board of Directors is paid a fee of $1,800 for each such meeting attended. Each such Director is also paid a fee for each Committee meeting attended in the amount of $700 if the Committee meeting is held on the same day as a meeting of the Board of Directors, or $800 if held on a separate day, and is entitled to compensation of $900 per day for each full day or major portion of a day spent on the business of the Board or a Committee on days other than days of Board or Committee meetings, plus reimbursement for out-of-pocket expenses.

     Pursuant to a Deferred Compensation Plan for Non-Employee Directors ("Directors' Plan"), a Director may elect to defer receipt of all or part of his or her compensation for services as a Director. At the election of the Director, the Company will credit the amount of such deferred compensation to either an interest-bearing account or a phantom share unit account. Amounts credited to the interest-bearing account accrue interest at a rate equal to the Company's allowable rate of return in effect from time to time as set by the Department of Public Service of the State of New York, compounded quarterly. Amounts deferred to the phantom share unit account are deemed to be invested in a number of phantom share units equal to the dollar amount of such deferral divided by the fair market value of the Company's Common Stock on the date the fees would have been payable. Fair market value as defined in the Directors' Plan is the average of the high and low sales prices for the Common Stock on such date. Phantom share units vary in value with increases and decreases in the fair market value of the Common Stock. Phantom share units are also credited with dividend equivalents, with such dividend equivalents deemed reinvested in additional phantom share units based upon the fair market value of Common Stock on the dividend payment date. Directors have no voting rights with respect to the phantom share units. The Company will pay to the Director in cash the value of such accounts at such times, at or following termination of the Director's service, as the Director may have previously elected, except that the accounts will be paid out automatically in the event of a change in control of the Company and in certain other circumstances. Phantom share units will be paid out in cash based upon the then-current fair market value of Common Stock.

     The Company has a Post-Director Service Retainer Continuation Program ("Directors' Program") for non-employee Directors. To be eligible for the Directors' Program, a Director must have served on the Board of Directors for a period of at least five years ("Eligible Director"). The Directors' Program provides for the continuation to the Eligible Director of the annual Board service retainer for a period equal to the Eligible Director's years of service on the Board. Payments commence (i) if the Eligible Director is living, as of the later of the Eligible Director's attaining age 65 or ceasing to be a member of the Board, or (ii) in the case of the death of an Eligible Director prior to the commencement of payments, following the 65th anniversary of the Director's birth. Under the Company's By-Laws, a Director cannot be 70 years of age or older upon election, except those Directors elected on or before April 11, 1990 and who were 60 years of age or older on that date cannot be 75 years of age or older upon election. In the event of a change in control of the Company, a Director's benefits under the Directors' Program would vest and be paid in a lump-sum cash amount equal to the present value of the payments that would otherwise have been made.

MANAGEMENT'S CARRIED INTEREST IN COMPANY STOCK

     The following table shows, as of March 1, 1997, all of the Company's Common Stock owned beneficially by each Director and each executive officer named in the Summary Compensation Table, all Common Stock equivalents held by the named individuals under compensation plan arrangements and the total shares represented. Common Stock holdings of all Directors and executive officers as a group are also shown.

                                          SHARES OF COMMON       SHARE EQUIVALENTS
                                            STOCK OWNED          UNDER COMPENSATION       TOTAL SHARES
                   NAME                  BENEFICIALLY(1)(2)     PLAN ARRANGEMENTS(3)     REPRESENTED(4)
    -----------------------------------  ------------------     --------------------     --------------
    Ralph M. Baruch                             5,271                       0                 5,271
    Robert J. Biederman, Jr.                        0                   4,034                 4,034
    Larry S. Brodsky                            1,348                   5,331                 6,679
    G. D. Caliendo                                207                   4,914                 5,121
    J. Fletcher Creamer                         7,562                       0                 7,562
    Michael J. Del Giudice                      1,075                       0                 1,075
    R. Lee Haney                                  312                   4,914                 5,226
    Jon F. Hanson                                 961                     478                 1,439
    Kenneth D. McPherson                        1,000                     547                 1,547
    Robert E. Mulcahy III                          50                       0                    50
    James F. O'Grady, Jr.                       1,000                     167                 1,167
    D. Louis Peoples                            1,123                  14,197                15,320
    Frederic V. Salerno                           500                       0                   500
    Linda C. Taliaferro                           417                       0                   417
    H. Kent Vanderhoef                          2,572                       0                 2,572
    20 Directors and executive
      officers as a group                      24,395

---------------
     (1) Based on information furnished to the Company by the Directors and executive officers. Includes shares of Common Stock owned beneficially pursuant to the Company's Management Employees' Savings Plan through February 25, 1997, the latest date for which such information is available.

     (2) As of March 1, 1997, no Director owned beneficially more than .055% of the outstanding shares of Common Stock, no named executive officer owned more than .010% of such shares and Directors and executive officers as a group owned
 .179% of such shares.

     (3) This column shows the named individuals' Common Stock share equivalents under compensation plans. Shown are the executive officers' Performance Share Units ("PSUs", as described below) and deferred share units ("DSUs", as described below), which are "non-voting interests" accounted for as units of Common Stock pursuant to the Long-Term Performance Share Unit Plan (described below). The number of share equivalents shown for executive officers is an aggregate of DSUs earned as a result of PSUs earned, as applicable, for the 1995, 1996 and 1995-96 transitional performance periods and PSUs granted for the 1996-97 transitional performance period and 1995-97 and 1996-98 three-year performance periods but not yet earned, including dividend equivalents which have been credited with respect to PSUs and DSUs and are deemed reinvested in additional PSUs or DSUs, as applicable. Also shown are phantom share units, which are "non-voting interests" accounted for as units of Common Stock, held by Directors who have deferred compensation for services as a Director into the phantom share unit account under the Directors' Plan. This column indicates the alignment of the named individuals' financial interests with the interests of the Company's shareholders because the value of their total holdings increases or decreases in line with the price of the Company's Common Stock as well as dividends paid on the Common Stock.

     (4) This column shows the named individuals' total stock-based holdings, including the voting securities shown in the first column (as described in footnotes 1 and 2), plus non-voting interests shown in the second column (as described in footnote 3).

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Company's compensation program for executive officers is established and administered by the Compensation Committee of the Board of Directors. All members of the Compensation Committee are independent, non-employee Directors who are not eligible to participate in any part of the executive officer compensation program.

     In 1995, the Compensation Committee, after extensive discussion and work with independent compensation consultants retained by it, implemented an executive officer compensation program designed to:

     - Establish compensation which is competitive with the practices of utility industry peer groups (discussed below);

     - Provide a strong and direct link between executive pay and Company performance on behalf of its shareholders and customers;

     - Compensate executive officers for their successful long-term strategic management of the Company; and

     - Base actual compensation on the achievement of the Company's annual goals, long-term strategic objectives and performance relative to utility industry peer groups (discussed below).

COMPENSATION PHILOSOPHY

     The executive compensation program is aligned with the Company's vision and long-term operating objectives, in a manner consistent with the objectives cited above, so as to strengthen the linkage between executive officer compensation, shareholder value and customer service. By placing greater emphasis on performance incentives and less on salary increases, the program thereby enhances the alignment of management and shareholder interests.

SALARY AND PERFORMANCE INCENTIVES

     The Company's executive officer compensation program has three principal components:

     - Salary: Executive officer salaries are administered relative to the median of salary data for executive officers with comparable functional responsibilities in utilities included in utility industry peer groups (discussed below).

     - Annual Team Incentive Plan ("Incentive Plan"): Incentive payments are based on various Company objectives which focus on shareholder interests and division-specific operating objectives such as cost management, efficiency, productivity, safety and customer service. These objectives are established annually.

     - Long-Term Performance Share Unit Plan ("PSU Plan"): Executive officers (and certain key employees) are provided with the opportunity to earn cash payments and, subject to the receipt of necessary approvals, payments in stock at the end of a three-year period, based on the Company's three-year earnings per share performance and its three-year total shareholder return (stock price appreciation plus dividends), measured relative to a group of national comparison utilities ("National Comparison Utilities").

     Under the executive officer compensation program, the competitiveness of salary ranges and annual and long-term incentive award opportunities is evaluated annually. In order to establish total compensation as well as criteria for incentive payments to be awarded under the Incentive Plan and PSU Plan, different utility peer groups are used for comparison purposes.

     For purposes of determining the competitiveness of salary as well as total compensation for executive officers in 1996, as in 1995, comparison was made to a group of 22 Northeastern peer utilities ("Northeastern Peer Utilities"). After extensive discussion and work with independent compensation consultants retained by it, the Compensation Committee has determined that it is appropriate to compare salaries and total compensation of executive officers to those of executive officers in a larger number of companies and to adjust the data from these companies to correlate more closely with the Company's size. Accordingly, beginning in 1997, comparison will be made to data included in the compensation survey ("EEI Survey") prepared by the Edison Electric Institute, an electric utility industry trade group (which includes other combination gas and electric companies). Compensation data in the EEI Survey is adjusted through regression analysis to correlate utility company revenues with actual base salary and incentives. Executive officer annual and long-term incentive opportunities will be configured so that total compensation approximates the 60th percentile of the revenue-adjusted EEI Survey data when targeted results are achieved.

     The group of Northeastern Peer Utilities used for salary and total compensation comparisons in 1996 is a narrower group of electric and gas utilities than those included in either the Edison Electric Institute Combination Gas and Electric Investor-Owned Utilities Index ("EEI Index") or the Standard and Poor's Utilities Index ("S&P Index") referenced in the Stock
Performance Graph on page   . The EEI Survey which will be used for salary and
total compensation comparisons beginning in 1997 includes a broader group of electric and gas utilities than are included in either the EEI Index or the S&P Index. The Compensation Committee believes the EEI Survey data will be a better measure of executive compensation.

SALARY STRUCTURE AND SALARY INCREASES

     Salary ranges reflect a minimum amount and a position rate which approximates the 50th percentile of the distribution of salaries for executive officers with comparable functional responsibilities in utilities included in the utility industry peer group used for comparison purposes.

ANNUAL TEAM INCENTIVE PLAN

     Incentive Plan target award opportunities for executive officers are established annually. The target award opportunity is considered to be 100% accomplishment of stated objectives. Actual awards may range from 0% to 120% based on performance.

     For 1996, Incentive Plan target award opportunities ranged from 25% to 45% of salary at December 31, 1996. Incentive Plan performance for 1996 was evaluated using shareholder, management and division-specific measures:

     - Shareholder Measure (weight 50%): Earnings per share measured against pre-established threshold, target and outstanding levels. The chief executive officer, chief financial officer and chief legal officer are evaluated on Company earnings per share results. All other executive officers are measured on utility earnings per share results.

     - Management Measure (weight 25%): Operating and maintenance expenditures compared to pre-established standards.

     - Division-Specific Measure (weight 25%): Efficiency and productivity enhancements specific to each division within the Company. The chief executive officer, chief financial officer and chief legal officer are evaluated on the average results of the divisions (weighted by number of participants). All other executive officers are measured on results within their respective divisions.

The Compensation Committee may, at its discretion and in consultation with the Chief Executive Officer, adjust Incentive Plan awards plus or minus 25% to reflect strategic and other factors affecting business operations and results.

     During 1996, the shareholder measure was achieved at 52% to 60% and the management measure was achieved at 17.25% of targeted levels. Division-specific measures were achieved at 10.6% to 30% of targeted levels. The average of these factors combined to result in awards ranging from 88% to 107.25% of targeted levels.

LONG-TERM PERFORMANCE SHARE UNIT PLAN

     Participation

     Designated executive officers (and certain key employees) participate in the Long-Term Performance Share Unit Plan ("PSU Plan"), which became effective January 1, 1995. Participants are selected based on an evaluation of their position's long-term strategic performance impact and influence on shareholder value -- i.e., future stock price appreciation and annual dividend payments.

     PSU Grants

     Under the PSU Plan, the Compensation Committee makes grants of performance share units ("PSUs") to designated participants at the start of each year for a three-year performance period. The size of these grants is based on the results of the annual compensation program evaluation. The number of PSUs earned is based on the Company's performance during the ensuing three years (i.e., the performance period) measured relative to pre-established performance criteria. PSU Plan participants in the first three-year performance period (1995-97) also received PSU grants for the 1995 and 1995-96 transitional performance periods equal to one-third and two-thirds of the 1995-97 three-year PSU grants, and executive officers whose participation in the PSU Plan commenced in 1996 received PSU grants for 1996 and 1996-97 transitional performance periods equal to one-third and two-thirds of the 1996-98 PSU grants.

     Each PSU has a value equal to one share of the Company's Common Stock. The maximum number of PSUs that can be earned with respect to the 1995-97 performance period and the 1995-96 transitional period is 150% of the number of PSUs granted. The maximum number of PSUs that can be earned with respect to the 1996-98 performance period and the 1996 and 1996-97 transitional periods is 120% of the number of PSUs granted. In addition, the value of dividend equivalents that have accumulated during the performance period are deemed to be reinvested in additional PSUs. These dividend equivalent PSUs are calculated by multiplying the number of PSUs granted by the dividend payments made during the performance period on a share of Common Stock and dividing the resultant amounts by the closing stock price on the date the dividends were paid. Dividend equivalent PSUs are also credited with dividend equivalent PSUs during the performance period.

     Determinations Regarding Earning and Payment of PSUs

     PSUs are earned based on performance criteria which are determined annually for the three-year performance period then commencing. For the 1995-97 and 1996-98 performance periods and the related transitional periods, these performance criteria are:

     - Average annual total shareholder return (stock price appreciation plus dividends) compared to National Comparison Utilities using pre-established ranking criteria.

     - Earnings per share compared to pre-established threshold, target and maximum levels.

These criteria are weighted 50%/50%, respectively, for the 1995-97 and related transitional performance periods and 75%/25%, respectively, for the 1996-98 and related transitional performance periods.

     As soon as practicable following the close of a performance period (including transitional periods), the Company's performance will be evaluated by the Compensation Committee in consultation with its independent compensation consultant relative to applicable pre-established performance criteria, and the number of PSUs (and associated dividend equivalent PSUs) earned will be determined for each participant.

     The PSU Plan was designed to align management and shareholder financial interests. The Plan accordingly provides for payment of PSUs earned to be made, at the discretion of the Compensation Committee, in mandatorily deferred share units ("DSUs") payable in cash at a specified future date or dates, in cash or, subject to receipt of necessary shareholder and other approvals, in shares of the Company's Common Stock; or in a combination of such payment forms. Transitional (i.e., one- and two-year) PSU awards that have been earned will be deferred in the form of DSUs and paid at the end of the applicable full three-year performance period. Participants may also voluntarily elect to defer payment of earned PSU awards that are otherwise payable. Such deferrals, at the participant's election, will be credited to a non-qualified, interest-bearing deferred compensation plan or will be credited in DSUs until such date or dates as the participant elects at the time the deferred PSU payment election is made. PSU payments deferred in DSUs, whether deferred, in the case of transitional awards, until the end of the applicable three-year performance period or, in the case of full three-year awards, deferred at the discretion of the Compensation Committee or at the election of the participant, will be credited with dividends which will be deemed reinvested in additional DSUs payable at the same time or times as the DSUs in respect of which they were originally credited.

     The cash payment value of PSUs paid at the end of three-year performance periods, and DSUs paid at the end of specified deferral periods, will be based on the average price of the Company's Common Stock during the fourth quarter of the year immediately preceding the year in which payment is made.

     For 1996 performance, participants in the 1995-96 transitional performance period earned between 109.7% and 120% of the PSUs granted and participants in the 1996 transitional performance period earned 95% of the PSUs granted. The earned 1995-96 and 1996 PSUs have been deferred in the form of DSUs and, in the case of earned 1995-96 PSUs, will be paid in early 1998 (when the 1995 and 1995-97 awards that have been earned will also be paid) and, in the case of earned 1996 PSUs, will be paid in 1999 (when the 1996-97 and 1996-98 awards that have been earned will also be paid).

CHIEF EXECUTIVE OFFICER COMPENSATION

     Mr. Peoples' 1996 salary, as Vice Chairman of the Board of Directors and Chief Executive Officer of the Company, was based on a position rate that approximates the 50th percentile for chief executive officers at Northeastern Peer Utilities. Mr. Peoples' actual 1996 salary was below the position rate.

     Mr. Peoples' Incentive Plan award for 1996 was based, as described above, on the Company's 1996 performance at 90.25% of target. The earning of Mr. Peoples' PSU Plan award for the 1995-96 transitional performance period was based upon performance at 109.7% of target. Mr. Peoples' attainment of the 1995-97 and 1996-98 long-term performance criteria cannot be determined until after 1997 and 1998, respectively.

POLICY WITH RESPECT TO SECTION 162(m)

     Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), provides that, unless an appropriate exemption applies, a tax deduction for the Company for compensation of certain executive officers named in the Summary Compensation Table will not be allowed to the extent such compensation in any taxable year exceeds $1 million. As no executive officer of the Company received compensation during the 1996 fiscal year approaching $1 million, and the Company does not believe that any executive officer's compensation is likely to exceed $1 million in 1997, the Company has not developed an executive compensation policy with respect to qualifying compensation paid to its executive officers for deductibility under Section 162(m) of the Code.

                             COMPENSATION COMMITTEE

        James F. O'Grady, Jr., Chairman        Kenneth D. McPherson
        Ralph M. Baruch                        H. Kent Vanderhoef
        J. Fletcher Creamer

February 6, 1997

                           SUMMARY COMPENSATION TABLE

     The table below shows all compensation awarded to, earned by or paid to the person serving as Chief Executive Officer in 1996 and the four other most highly compensated executive officers of the Company for services rendered in all capacities to the Company and its subsidiaries during the fiscal years ended December 31, 1996, December 31, 1995 and December 31, 1994:

                                                                           LONG-TERM
                                                                          COMPENSATION
                                                                          ------------
                                             ANNUAL COMPENSATION
                                       --------------------------------     PAYOUTS
                                                           OTHER ANNUAL   ------------    ALL OTHER
                                       SALARY     BONUS    COMPENSATION   LTIP PAYOUTS   COMPENSATION
  NAME & PRINCIPAL POSITION     YEAR     ($)       ($)         ($)           ($)(1)         ($)(2)
------------------------------  ----   -------   -------   ------------   ------------   ------------
D. Louis Peoples(3)             1996   394,583   164,250         0           130,073         27,735
Vice Chairman of the            1995   355,178   204,019         0            64,477        117,148
  Board and Chief               1994   150,900    39,487         0                 0         32,949
  Executive Officer
Larry S. Brodsky(4)             1996   283,920   108,870         0            24,435         77,718
President and Chief Operating
  Officer
R. Lee Haney(5)                 1996   205,000    76,875         0            46,246          7,933
Senior Vice President           1995   198,487    95,325         0            21,713         42,080
  and Chief Financial           1994    59,830    10,530         0                 0         58,977
  Officer
G. D. Caliendo(6)               1996   195,833    71,175         0            42,303         11,155
Senior Vice President,          1995   158,791    86,025         0            17,856        121,259
  General Counsel and
  Secretary
Robert J. Biederman, Jr.        1996   160,000    53,040         0            49,638          4,155
Vice President,                 1995   157,400    62,720         0            26,831          2,276
  Operations                    1994   146,200    15,147         0            11,544          2,349

---------------
     (1) The LTIP Payouts shown for 1995 and 1996, respectively, include PSUs earned pursuant to the PSU Plan with respect to those years. The dollar values of earned PSUs shown for 1995 and 1996 were calculated based on the price of the Company's Common Stock on, respectively, December 31, 1995 and 1996. Also included in the LTIP Payouts shown are installments of long-term incentive awards earned for the periods 1989-91 and 1992-94 under a predecessor incentive plan and paid to participants in, respectively, 1994, 1995 and 1996.

     (2) Included in All Other Compensation for 1996 for the named executive officers were the following:

          (a) The Company's matching contribution to the individual's account under the Company's Management Employees Savings Plan, as follows: Mr. Peoples, $1,463; Mr. Brodsky, $2,138; Mr. Haney, $2,250; Mr. Caliendo, $1,791; and Mr. Biederman, $2,250.

          (b) A term life insurance premium for each individual, as follows: Mr. Peoples, $6,645; Mr. Brodsky, $1,659; Mr. Haney, $3,240; Mr. Caliendo, $3,033; and Mr. Biederman, $551.

          (c) Interest on long-term incentive awards which were deferred under the terms of the predecessor incentive plan for three individuals, as follows: Mr. Peoples, $2,347; Mr. Haney, $536; and Mr. Biederman, $1,354.

          (d) Relocation expenses pursuant to the terms of their engagement for four individuals, as follows: Mr. Peoples, $17,281; Mr. Brodsky, $73,921; Mr. Haney, $1,907; Mr. Caliendo, $6,330. Relocation expenses paid to Messrs. Peoples, Haney and Caliendo in 1996 reflect corrections to tax gross-up calculations for relocation expenses incurred in 1994 and 1995.

     (3) Mr. Peoples joined the Company effective July 14, 1994.

     (4) Mr. Brodsky joined the Company effective January 1, 1996.

     (5) Mr. Haney joined the Company effective September 8, 1994.

     (6) Mr. Caliendo joined the Company effective February 21, 1995.

             LONG-TERM INCENTIVE PLANS--AWARDS IN LAST FISCAL YEAR

                                                                                      ESTIMATED FUTURE
                                                                                    SHARE UNIT PAYMENTS
                                                                  (c)           ----------------------------
                                              (b)            PERFORMANCE OR
                                       NUMBER OF SHARES,   OTHER PERIOD UNTIL      (d)       (e)       (f)
                 (a)                    UNITS OR OTHER       MATURATION OR      THRESHOLD   TARGET   MAXIMUM
                NAME                       RIGHTS(1)             PAYOUT            (#)       (#)       (#)
-------------------------------------  -----------------   ------------------   ---------   ------   -------
D. Louis Peoples.....................        5,000               1996-98           250       5,000    6,000
Larry S. Brodsky.....................          667                  1996(2)        167         667      800
                                             1,333               1996-97           333       1,333    1,600
                                             3,000               1996-98           150       3,000    3,600
R. Lee Haney.........................        1,500               1996-98            75       1,500    1,800
G. D. Caliendo.......................        1,500               1996-98            75       1,500    1,800
Robert J. Biederman, Jr..............        1,250               1996-98            63       1,250    1,500

---------------

(1) The numbers shown in this column reflect the PSUs awarded in 1996 to each named executive officer under the PSU Plan for the 1996-98 performance period and, with respect to Mr. Brodsky, PSUs awarded for 1996 and 1996-97 transitional performance periods. The number of PSUs shown is exclusive of dividend equivalents which will be credited during the performance period in additional PSUs.

(2) Pursuant to the PSU Plan, PSUs for the 1996 transitional period were earned by Mr. Brodsky but will not become payable until early 1999. The value of these PSUs at December 31, 1996 is included in the Summary Compensation Table under the column "LTIP Payouts".

PENSION PLANS

     The following table sets forth as of December 31, 1996 the estimated aggregate annual dollar benefit payable under the Company's non-contributory Employees' Retirement Plan ("Retirement Plan") as well as under the Officers' Supplemental Retirement Plan ("Supplemental Plan") to participants in the Supplemental Plan upon retirement at age 65 with the exception of Mr. Peoples and Mr. Brodsky, whose pension benefits are addressed below:

                                 RETIREMENT AND
                            SUPPLEMENTAL PLAN TABLE

                                        YEARS OF SERVICE
-------------------------------------------------------------------------------------------------
REMUNERATION        5           10          15          20          25          30          35
------------     --------    --------    --------    --------    --------    --------    --------
  100,000          20,000      40,000      50,000      60,000      62,500      65,000      67,500
  125,000          25,000      50,000      62,500      75,000      78,125      81,250      84,375
  150,000          30,000      60,000      75,000      90,000      93,750      97,500     101,250
  175,000          35,000      70,000      87,500     105,000     109,375     113,750     118,125
  200,000          40,000      80,000     100,000     120,000     125,000     130,000     135,000
  225,000          45,000      90,000     112,500     135,000     140,625     146,250     151,875
  250,000          50,000     100,000     125,000     150,000     156,250     162,500     168,750
  300,000          60,000     120,000     150,000     180,000     187,500     195,000     202,500
  400,000          80,000     160,000     200,000     240,000     250,000     260,000     270,000
  450,000          90,000     180,000     225,000     270,000     281,250     292,500     303,750
  500,000         100,000     200,000     250,000     300,000     312,500     325,000     337,500

     Compensation covered by the Retirement Plan consists of regular compensation, which excludes any bonus, overtime, special pay or incentive compensation, up to $150,000 annually (with such limitation subject to cost of living adjustment). Under the terms of the Supplemental Plan, covered compensation consists of regular compensation and, in addition, for officers who have completed at least 11 years of service, incremental portions of an amount equal to the targeted annual award (the "Annual Award") under the Company's annual incentive plans, up to 100 percent of such amount for officers with 20 years or more of service. Pursuant to arrangements with the Company, incremental portions of Mr. Peoples' and Mr. Brodsky's Annual Awards, beginning with their respective dates of election as officers, are included in their compensation covered by the Supplemental Plan. In the case of Mr. Peoples, 100 percent of his Annual Award will be included by the end of five years of service under the Supplemental Plan and in the case of Mr. Brodsky, 100 percent of his Annual Award will be included by the end of 10 years of service under the Supplemental Plan. With respect to Messrs. Haney and Caliendo, upon completion of six years of service under the Supplemental Plan, incremental portions of their Annual Award will be included in their compensation covered by the Supplemental Plan with 100% of their Annual Award included by the end of 15 years of service. With the exception of Mr. Peoples and Mr. Brodsky, whose pension benefits are addressed below, the current compensation covered by the Supplemental Plan for each of the named executive officers is as follows: Mr. Haney, $200,595; Mr. Caliendo, $190,652; and Mr. Biederman, $195,955. The amounts shown in the Retirement and Supplemental Plan Table are calculated on the basis of years of service under the Supplemental Plan. The years of credited service for each of the named executive officers are as follows: Mr. Haney, 6 years; Mr. Caliendo, 4 years; and Mr. Biederman, 23 years.

     The Retirement Plan provides for benefits based on modified career-average earnings. The benefit formula is (1) an amount equal to 2% of compensation for each year of credited service after December 31, 1987 (including two additional years of credited service at the final rate of base pay limited to $150,000) and
(2) an additional amount equal to 1 1/2% of the annual rate of compensation as of January 1, 1988 multiplied by the number of years of credited service prior to that date. The Retirement Plan also provides a pension supplement of $600 per month to employees who retire at the age of 60 or 61. This supplement becomes payable on the retirement date of the individual and will remain in place until the first of the month on or before attaining their 62nd birthday. A participant's benefits become vested upon completion of five years of eligible service or on reaching age 65. Benefits payable under the Retirement Plan prior to age 65 are reduced 1/3 of 1% for each month the participant is under 60 years of age at the time benefits commence. However, participants may receive an unreduced pension benefit at age 60 or between ages 55 and 60 if the sum of the participant's age and years of service totals at least 90. Benefits under the Retirement Plan are not subject to Social Security or any other offset amounts. Benefits under the Retirement Plan are subject to annual post-retirement adjustment once the Consumer Price Index increases at least 20% since retirement. Directors who are not employees of the Company are not covered by the Retirement Plan. In the event of a change in control of the Company, benefits would vest immediately and could be increased to the extent there are surplus funds held under the Retirement Plan.

     The Supplemental Plan is designed to provide additional retirement benefits to officers of the Company who are participants in the Supplemental Plan and have at least five years of service as officers. Directors who are not employees of the Company are not covered by the Supplemental Plan. The Supplemental Plan provides for benefits calculated by applying a percentage based on years of service to average compensation over the three years of highest compensation, reduced by the participant's Retirement Plan benefit. Benefits under the Supplemental Plan are subject to annual post-retirement adjustment once the Consumer Price Index increases at least 20% since retirement. For unvested participants, benefits would vest upon termination of employment following a change in control of the Company, and the named officers could receive credit for additional years of service in the calculation of their benefit and the percentage of Annual Award included in compensation. The Company has established a trust for the payment of benefits under the Supplemental Plan. Notwithstanding the creation of the trust, the Company continues to be primarily liable for the benefits payable under the Supplemental Plan and will be obligated to make such payments to the extent the trust does not.

     Pursuant to agreements with the Company, Messrs. Peoples, Brodsky, Haney and Caliendo became participants in the Supplemental Plan upon their appointment as officers and are treated as having satisfied the five years of service as an officer required for vesting in the Supplemental Plan. Under Mr. Peoples' agreement, on the basis of his three years of service, his Supplemental Plan benefit percent is currently 42% of an aggregate of his base salary and a specified percentage of his Annual Award, and this benefit percent will increase in increments to 70% of the aggregate of his base salary and his full Annual Award by the end of five years of service. As of December 31, 1996, Mr. Peoples' estimated annual benefit payable under the Supplemental Plan upon retirement at age 65 is $194,652. Under Mr. Brodsky's agreement, on the basis of his one year of service, his Supplemental Plan benefit percent is currently 20% of an aggregate of his base salary and a specified percent of his Annual Award, and this benefit percent will increase in increments to 70% of the aggregate of his base salary and his full Annual Award during his 11th year of service. As of December 31, 1996, Mr. Brodsky's estimated annual benefit payable under the Supplemental Plan upon retirement at age 65 is $59,280. Under the agreements with Messrs. Haney and Caliendo, they will receive credit under the Supplemental Plan for two years of service for each of their first five years of service, and their benefit formula under the Supplemental Plan will be calculated accordingly.

EMPLOYMENT AND SEVERANCE AGREEMENTS

     The Company has entered into agreements with Messrs. Peoples, Brodsky, Haney and Caliendo setting forth the terms of their employment, including position, base salary, opportunity for incentive compensation, relocation allowance, retirement arrangements, and other benefits. Mr. Peoples' agreement provides that he shall serve as Vice Chairman of the Board and Chief Executive Officer of the Company, at a minimum base salary of $325,000, with participation in the Company's incentive plans. Mr. Brodsky's agreement provides that he shall serve as President and Chief Operating Officer, at a minimum base salary of $285,000 per year. Mr. Haney's agreement provides that he shall serve as Vice President and Chief Financial Officer of the Company, at a minimum base salary of $195,000, with participation in the Company's incentive plans. Mr. Caliendo's agreement provides that he shall serve as Vice President, General Counsel and Secretary of the Company, at a minimum base salary of $185,000, with participation in the Company's incentive plans. The relocation expenses paid to each of these named executive officers are included in the Summary Compensation Table under the column "All Other Compensation". Their participation in the Company's retirement plans is described above under "Pension Plans".

     Under the terms of their agreements, Messrs. Peoples, Brodsky, Haney and Caliendo are also entitled to certain severance arrangements. Mr. Peoples' agreement provides for a severance payment equal to two years' salary and annual bonus in the event that he is terminated without cause (as defined) or pursuant to an involuntary termination (as defined in the Company's Severance Pay Plan ("Severance Plan", as described below), with an offset for any amounts which he receives under the Severance Plan. Under their agreements, Messrs. Brodsky, Haney and Caliendo are each entitled to receive a severance payment under the Severance Plan in the event that they are terminated by the Company for its convenience other than for cause, which in Mr. Brodsky's case is a severance payment equal to 24 months of compensation and in the case of Messrs. Haney and Caliendo, respectively, is a payment equal to 12 months of compensation.

     In addition, the Company has also entered into severance agreements with named executive officers which provide for certain payments in the event of an involuntary termination other than for cause, or termination by the individual for good reason, in the case of Messrs. Peoples, Brodsky, Haney and Caliendo, within 36 months, and in the case of Mr. Biederman, within 24 months, following a change in control of the Company. The principal benefits under the agreements entered into with Messrs. Peoples, Brodsky, Haney and Caliendo consist of (i) a lump-sum severance payment equal to three times the individual's salary and average annual bonus plus specified portions of long-term incentive compensation, (ii) an increase in the benefit provided under the Company's Supplemental Plan to an amount equal to the benefit the individual would have earned thereunder had his employment continued for 36 additional months, and
(iii) continuation of life, disability, accident and health insurance benefits for a period of 36 months following such termination of employment. Under certain circumstances, the amount payable under these agreements is reduced to avoid the imposition of any tax under Section 4999 of the Code. If the payments are not so reduced, an additional payment is made to the individual to indemnify the individual for any such tax. The principal benefits under the agreement entered into with Mr. Biederman consist of (i) a lump-sum severance payment equal to three times his five-year average annual W-2 compensation, less one dollar, and (ii) continuation of his life, disability, accident and health insurance benefits for a period of 24 months following such termination of employment. Payments due under Mr. Biederman's agreement are reduced, if necessary, in order to avoid the imposition of any tax under Section 4999 of the Code. Amounts otherwise due under the severance agreements are reduced to the extent of payments that the individual receives under the Severance Plan. The Company has established a trust which, in the event of a change in control of the Company, will be used for the payment of its obligations to the individuals under these severance agreements. Notwithstanding the creation of the trust, the Company continues to be primarily liable for the compensation and benefits payable to the individuals (whether before or after any such change in control) and will be obligated to make such payments to the extent that the trust does not.

     The Company has a Severance Pay Plan ("Severance Plan") applicable to all non-bargaining unit personnel with one or more years of service. The Severance Plan provides eligible employees with specified severance pay upon a termination of employment for the Company's convenience or following a change in control of the Company. An employee terminated for the convenience of the Company or within two years after a change in control of the Company is entitled to receive a severance payment calculated under formulas based on years of service and salary grades, with higher benefits being paid to employees in higher salary grades. Aggregate severance payments, which cannot exceed an employee's annual compensation, are payable monthly at the employee's final rate of compensation or, in the event of a change in control of the Company, immediately. In addition, life and health insurance benefits are continued for the severance period for eligible employees following termination of employment.

     The Company maintains insurance providing for reimbursement, with certain exclusions and deductions, to the Company for payments it makes to indemnify directors, officers and certain other persons for losses, costs and expenses incurred by them in actions brought against them in connection with their acts in those capacities and to directors and officers for such losses, costs and expenses for which they are not indemnified by the Company. In addition, the Company maintains insurance which covers directors and officers and certain other persons against certain liabilities which could arise in connection with the administration of the Company's retirement and benefit plans. The Company's current contracts for such insurance, which became effective May 16, 1996, are with Executive Risk Indemnity, Inc., Columbia Casualty Co. and the Aetna Casualty and Surety Company. The aggregate annual premium cost is $334,693.

     The Board of Directors took no formal action with respect to indemnification of officers and directors of the Company in 1996. During 1995, however, the Board of Directors adopted several resolutions providing for indemnification of officers and directors, and some payments were made in 1996 pursuant to one of those 1995 resolutions. Under the Company's By-laws, the Company is required to indemnify officers and directors involved in or made or threatened to be made a party to litigation or investigations unless a determination is made in the particular proceeding that the officer or director acted in bad faith or engaged in deliberate dishonesty or self-dealing.

     On June 1, 1995, the Board of Directors resolved that each current or former officer or director named or threatened to be named in a number of lawsuits was entitled to indemnification for any and all expenses, including attorneys fees, actually and reasonably incurred in connection with those lawsuits. Among those lawsuits were Gross v. Orange and Rockland Utilities, Inc. and Bernstein v. Orange and Rockland Utilities, Inc., two class actions brought by shareholders of the Company against the Company and its former Chief Executive Officer, James Smith. The cases were settled before other officers and directors were added as defendants (which the plaintiff had indicated an intention to do) with the approval of the United States District Court for the Southern District of New York on January 19, 1995. The settlement provided for the creation of a settlement fund totaling $1,850,000, but no admission or finding of wrongdoing was made as to any party.

     In 1996, pursuant to the Board's June 1995 resolution, $27,075 was paid to the law firm of Hughes Hubbard & Reed LLP for work on the final phases of the settlement of the Gross and Bernstein cases. Hughes Hubbard & Reed LLP represented the Company and the officers and directors threatened to be made parties, other than Mr. Smith.

STOCK PERFORMANCE GRAPH

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN*
 Orange and Rockland Utilities, Inc. Common Stock, Standard & Poor's 500 Index,
                     Standard & Poor's Utilities Index and
             Edison Electric Institute Combination Gas and Electric
                         Investor-Owned Utilities Index

     Measurement Period          Orange and
   (Fiscal Year Covered)          Rockland         S&P 500       S&P Utilities      EEI Index
1991                                  $100.00          $100.00          $100.00          $100.00
1992                                  $114.87          $107.62          $108.09          $110.24
1993                                  $118.63          $118.46          $123.70          $123.10
1994                                  $102.30          $120.03          $113.87          $107.25
1995                                  $121.60          $165.13          $160.70          $136.60
1996                                  $131.32          $203.04          $165.93          $135.74

          * Assumes $100 invested on December 31, 1991 and reinvestment of dividends.

     For the five years ended December 31, 1996, the Company has selected the Edison Electric Institute Combination Gas and Electric Investor-Owned Utilities Index ("EEI Index") as its published industry index rather than the Standard & Poor's Utilities Index ("S&P Utilities Index"), which the Company previously used. The change is being made in order to benchmark the Company's performance with an industry index which more closely resembles the Company's lines of business. The EEI Index has been selected because it is composed entirely of combination electric and natural gas utilities (41 companies), whereas the S&P Utilities Index consists of 40 utilities only eight of which are combination electric and natural gas utilities. For comparison purposes, the Stock Performance Graph for the five years ended December 31, 1996 compares the performance of the Company's Common Stock to the S&P Utilities Index as well as the EEI Index.

           2. AS TO THE APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     In accordance with the recommendation of its Audit Committee, the Board of Directors recommends that the shareholders authorize the appointment of the firm of Arthur Andersen LLP, independent public accountants, to audit the books, records and accounts of the Company and its subsidiaries for the year 1997.

     Representatives of Arthur Andersen LLP will be present at the Annual Meeting. They will be afforded the opportunity to make a statement, should they desire to do so, and to respond to appropriate questions.

     While there is no legal requirement that this proposal be submitted to a vote of the shareholders, approval of the shareholders is being requested because the Board of Directors believes that the selection of independent public accountants to audit the books, records and accounts of the Company and its subsidiaries is of sufficient importance to seek such approval. If this proposal is rejected, the Board of Directors would, in due course and having regard for the requirements of orderly procedure, select other independent public accountants.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2.

               3. AS TO OTHER MATTERS TO COME BEFORE THE MEETING

     The Board of Directors does not intend to bring any matters before the meeting other than those referred to above and knows of no other matters which may come before the meeting. If any other matters or motions properly come before the meeting, it is the intention of the persons named in the accompanying form of proxy to vote such proxy in accordance with their best judgment on such matters or motions, including any matters dealing with the conduct of the meeting.

           DEADLINE FOR SHAREHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

     November 7, 1997 is the date by which proposals of shareholders of the Company intended to be presented at the 1998 Annual Meeting of Common Shareholders of the Company must be received by the Company for inclusion in the Company's proxy statement and form of proxy relating to that meeting.

                 METHOD AND EXPENSE OF SOLICITATION OF PROXIES

     This solicitation is by the Board of Directors of the Company and the expenses of solicitation, including reimbursement for postage and clerical expenses to brokerage houses and other custodians, nominees or fiduciaries for forwarding documents to beneficial owners of Common Stock held in their names, will be paid by the Company. The Company has retained Kissel-Blake Inc. to assist with the solicitation of proxies for a fee of $8,500, plus reimbursement of out-of-pocket expenses. In addition, Directors, officers or employees of the Company may solicit proxies by telephone or in person, the costs of which will be nominal.

                                      By Order of the Board of Directors,

                                          H. KENT VANDERHOEF
                                          Chairman of the Board of Directors

     THE COMPANY WILL FURNISH WITHOUT CHARGE TO ANY SHAREHOLDER ENTITLED TO VOTE AT THE ANNUAL MEETING OF COMMON SHAREHOLDERS TO BE HELD APRIL 9, 1997 A COPY OF ITS ANNUAL REPORT ON FORM 10-K, INCLUDING FINANCIAL STATEMENTS AND SCHEDULES THERETO, REQUIRED TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE YEAR 1996, UPON WRITTEN REQUEST TO THE OFFICE OF THE TREASURER, ORANGE AND ROCKLAND UTILITIES, INC., ONE BLUE HILL PLAZA, PEARL RIVER, NEW YORK 10965.

LOGO

                                                                   March 7, 1997

Dear Employee:

      As a participant in the Orange and Rockland Utilities, Inc. Management Employees' Savings Plan (the "Plan"), you have designated a portion of your contributions to the Plan for investment in Common Stock of the Company. Such stock is held in trust for you by Fidelity Management Trust Company, as Trustee.

      You have the right to give instructions as to how you wish the Trustee to vote your Plan shares on all matters presented to the Company's shareholders. Accordingly, enclosed are copies of the Company's proxy material and proxy card to be used in instructing the Trustee to vote your Plan shares at the Annual Meeting of Shareholders of the Company to be held on April 9, 1997. The proxy card must be received no later than April 4, 1997.

      YOU MUST SIGN AND RETURN THE ENCLOSED PROXY CARD IF YOU WISH YOUR PLAN SHARES TO BE VOTED, REGARDLESS OF WHETHER YOU HAVE EXECUTED A PROXY RELATING TO OTHER COMPANY SHARES OWNED BY YOU. THE PROXY CARD FOR YOUR PLAN SHARES MUST BE RECEIVED BY APRIL 4, 1997. IN THE EVENT YOU DO NOT RETURN THE PROXY CARD, THE TRUSTEE WILL VOTE YOUR SHARES IN THE SAME PROPORTIONS ON EACH ISSUE AS THE SHARES FOR WHICH THE TRUSTEE HAS RECEIVED INSTRUCTIONS.

      I urge you to fill in, date, and sign and return this proxy promptly. Your confidential voting instructions will be seen only by the Trustee and the Trustee's authorized agent, The Bank of New York.

                                          Sincerely yours,

                                          /s/ D. LOUIS PEOPLES

                                          D. LOUIS PEOPLES
                                          Vice Chairman of the
                                             Board of Directors and
                                             Chief Executive Officer

LOGO

                                                                   March 7, 1997

Dear Employee:

      As a participant in the Orange and Rockland Utilities, Inc. Hourly Group Savings Plan (the "Plan"), you have designated a portion of your contributions to the Plan for investment in Common Stock of the Company. Such stock is held in trust for you by Fidelity Management Trust Company, as Trustee.

      You have the right to give instructions as to how you wish the Trustee to vote your Plan shares on all matters presented to the Company's shareholders. Accordingly, enclosed are copies of the Company's proxy material and proxy card to be used in instructing the Trustee to vote your Plan shares at the Annual Meeting of Shareholders of the Company to be held on April 9, 1997. The proxy card must be received no later than April 4, 1997.

      YOU MUST SIGN AND RETURN THE ENCLOSED PROXY CARD IF YOU WISH YOUR PLAN SHARES TO BE VOTED, REGARDLESS OF WHETHER YOU HAVE EXECUTED A PROXY RELATING TO OTHER COMPANY SHARES OWNED BY YOU. THE PROXY CARD FOR YOUR PLAN SHARES MUST BE RECEIVED BY APRIL 4, 1997. IN THE EVENT YOU DO NOT RETURN THE PROXY CARD, THE TRUSTEE WILL VOTE YOUR SHARES IN THE SAME PROPORTIONS ON EACH ISSUE AS THE SHARES FOR WHICH THE TRUSTEE HAS RECEIVED INSTRUCTIONS.

      I urge you to fill in, date, and sign and return this proxy promptly. Your confidential voting instructions will be seen only by the Trustee and the Trustee's authorized agent, The Bank of New York.

                                          Sincerely yours,

                                          /s/ D. LOUIS PEOPLES

                                          D. LOUIS PEOPLES
                                          Vice Chairman of the
                                             Board of Directors and
                                             Chief Executive Officer

                        [ORANGE AND ROCKLAND LETTERHEAD]

                                ADMISSION TICKET

                   1997 Annual Meeting of Common Shareholders

               to be held at 10:30 AM on Wednesday, April 9, 1997

                         PRESENT THIS CARD AT THE DOOR




                             FOLD AND DETACH HERE
------------------------------------------------------------------------------

         ______
        |      |
        |______|


The Board of Directors recommends a vote FOR each of the following proposals.

     Item 1-To elect the following    FOR ALL NOMINEES                      Withhold as to                  I Plan to
     directors                        EXCEPT as noted in the         [X]    all Nominees            [X]     Attend Meeting    [X]
                                      space provided below

     1-Year Term  Robert E.           3-Year Term  J. Fletcher Creamer      Kenneth D. McPherson
     Mulcahy III                                   Jon F. Hanson            Linda C. Taliaferro

     Exceptions ________________________________

      Item 2-To appoint Arthur Andersen LLP as           Item 3-In their discretion, the proxies are authorized to act on such
           independent public accountants for            other matters as may properly come before the meeting or any adjournments
           1997.                                         thereof.

            For  [X]  Against  [X]  Abstain  [X]         All powers may be exercised by a majority of said proxies or said substitutes voting or acting or, if only one votes and acts, then by that one.

EVERY PROPERLY SIGNED PROXY WILL BE VOTED (OR NOT VOTED) IN ACCORDANCE WITH SPECIFICATIONS MADE ABOVE, AND WILL BE VOTED FOR THE ELECTION OF ALL PERSONS NAMED AND FOR THE ACTIONS PROPOSED IF NO SPECIFICATIONS ARE INDICATED.

                                                                                       (NOTE: Signatures should agree with name
                                                                                       imprinted hereon. Executors,
                                                                                       administrators, trustees, guardians and
                                                                                       attorneys should so indicate when signing.
                                                                                       If stock is registered in more than one
                                                                                       name, each joint owner should sign.)

                                                                                                  Address Change and/or
                                                                                                Comments, Mark Here   [X]


                                                                                       DATED ____________________________, 1997


                                                                                       SIGNED __________________________________
                                                                                |
                                                                            ____|      _________________________________________

                                                                                       Votes MUST be indicated
                                                                                       (x) in Black or Blue Ink.     [X]

IMPORTANT:  PLEASE DATE, SIGN AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

             Orange and Rockland Utilities, Inc. Operations Center
                   390 West Route 59, Spring Valley, NY 10977
_______________________________________________________________________________

                  From New Jersey or Southern Rockland County

Take the Garden State Parkway-North to the New York State Thruway-South toward New York City. Or, take the Palisades Parkway-North to Exit 9W (New York State Thruway-North, toward Albany). Follow the Thruway to Exit 14 (Spring Valley). Off the exit, make a right turn onto Route 59-West. Follow Route 59-West approximately 2 1/4 miles. O&R Operations Center is on the right side of the road.


                               From Orange County

Take the New York State Thruway-South to Exit 14B (Airmont Road). Make a right turn onto Airmont Road and follow to Route 59. Turn left onto Route 59-East. Follow Route 59-East approximately 3 miles. O&R Operations Center is on the left side of the road.
                            _________________________________________________
                           |                                                 |
                           |                                                 |
[ORANGE AND ROCKLAND Logo] |                                                 |
                           |                                                 |
 Annual Meeting            |                                                 |
     of                    |                                                 |
   Common                  |                     M A P                       |
 Shareholders              |                                                 |
 April 9, 1997             |                                                 |
  10:30 a.m.               |                                                 |
                           |                                                 |
                           |_________________________________________________|


--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE





PROXY

                      ORANGE AND ROCKLAND UTILITIES, INC.

              COMMON STOCK PROXY FOR ANNUAL MEETING, APRIL 9, 1997
               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS



The undersigned, revoking all previous proxies, appoints H. KENT VANDERHOEF, D. LOUIS PEOPLES and G.D. CALIENDO, and each of them, proxies, with power of substitution to each to vote and act at the Annual Meeting of Common Shareholders of ORANGE AND ROCKLAND UTILITIES, INC. to be held at 390 West Route 59, Spring Valley, New York, on Wednesday, April 9, 1997, at 10:30 A.M., and at any adjournments thereof, on and with respect to the Common Stock of the undersigned, or on and with respect to which the undersigned is entitled to vote or act, as indicated on the reverse side, and as set forth in the notice and proxy statement dated March 7, 1997.

             (Continued, and to be dated and signed, on other side)


                                            ORANGE AND ROCKLAND UTILITIES, INC.
                                            P.O. BOX 11254
                                            NEW YORK, NY 10203-0254